Exhibit 10.54

ASSET PURCHASE AGREEMENT

between

FAMOUS DAVE’S RIBS OF MARYLAND, INC.;

and

CAPITAL BLUE RIBBON RESTAURANTS, LLC

dated as of

November 1, 2017

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 1, 2017, is entered into between FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation (“Seller”) and CAPITAL BLUE RIBBON RESTAURANTS LLC, a Michigan limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein;

WHEREAS, Seller’s affiliate, Famous Dave’s of America, Inc. (“Franchisor”), is the franchisor of the Famous Dave’s® franchise system;

WHEREAS, the Purchased Assets constitute all or substantially all of the assets located at the Famous Dave’s® restaurant located at 1003 W Patrick St, Frederick, MD 21702 (the “Restaurant”).  Buyer understands that the Restaurant requires significant capital investment and additional operational improvements to meet Franchisor’s current standards for Famous Dave’s® restaurants;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01                            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Section 1.01 of the disclosures (“Disclosure Schedules”) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02                            Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets set forth on Section 1.02 of the Disclosure Schedules (the “Excluded Assets”).

Section 1.03                            Assumption of Liabilities.  Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing Date, including without limitation all obligations under any Interim Management Agreements and all Leases (collectively, the “Assumed Liabilities”), but excluding those items stated on Schedule 1.03 (the “Excluded Liabilities”).

Section 1.04                            Purchase Price. The purchase price for the Purchased Assets shall be an amount equal to the value of the Restaurant Inventory plus Purchased Cash (as defined herein) plus the assumption of the Assumed Liabilities.

Section 1.05                            Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.06 of the Disclosure Schedules. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.06                            Restaurant Inventory and Purchased Cash.  Buyer shall purchase from Seller all current and useful unexpired inventory (including food and food supplies, beverages, condiments, paper supplies, cleaning supplies, uniforms, smallwares and other operating supplies) of Seller held for use or sale by Seller as of the Closing Date in connection with the operation of the Restaurants (as defined in Section 1.01 of the Disclosure Schedules) (collectively, “Restaurant Inventory”) from Seller at book value, as reflected on Seller’s most recent unaudited financial statements as of the Closing Date.  Buyer shall also purchase from Seller all cash drawer amounts remaining in the Restaurants as of the end of the business day on the Closing Date (the “Purchased Cash”).  Payment for the Restaurant Inventory and Purchased Cash must be made within ten (10) days following the Closing Date.

Section 1.07                            Buyer may, at its option, upon 30 days’ prior written notice to Seller, cease operations at the Restaurant on the date that is 18 months after the date of this Agreement.  The date on which the Buyer ceases operations in accordance with this Section shall be referred to as the (“Restaurant Closure Date”).   Any losses suffered by Buyer pursuant to the Lease as a result of Buyer’s cessation of operations at the Restaurant on the Restaurant Closure Date shall be an Excluded Liability.

ARTICLE II
DUE DILIGENCE PERIOD AND CLOSING

Section 2.01                            Closing.  Except as otherwise expressly provided herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. central time on the Closing Date.

Section 2.02                            Closing Deliverables.

(a)                                 At the Closing, Seller shall deliver to Buyer the following:

(i)                                     a bill of sale in form and substance satisfactory to Buyer and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)                                  an assignment and assumption agreement in form and substance satisfactory to Buyer and Seller (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities, including, without limitation, any required state forms for the transfer of title of any vehicles;

(iii)                               an Assignment and Assumption of Lease for the Restaurant in form and substance satisfactory to Buyer and Seller (the “Assignment and Assumption of Lease”) and duly executed by Seller;

(iv)                              an Assignment and Assumption of Contracts for the Restaurant that Buyer elects to assume in form and substance satisfactory to Buyer and Seller (the “Assignment and Assumption of Contracts”) and duly executed by Seller;

(v)                                 copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedules;

(vi)                              such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(vii)                           the Interim Management Agreement, duly executed by Seller.

(b)                                 At the Closing, Buyer shall deliver to Seller the following:

(i)                                     the Closing Consideration;

(ii)                                  the Assignment and Assumption Agreement duly executed by Buyer;

(iii)                               the Assignment and Assumption of Lease for the Restaurant duly executed by Buyer;

(iv)                              the Assignment and Assumption of Contracts for the Restaurant duly executed by Seller;

(v)                                 copies of all consents and authorizations referred to in Section 4.02 of the Disclosure Schedules;

(vi)                              a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

(vii)                           the Interim Management Agreement, duly executed by Buyer.

Section 2.03                            Proceeds from Alcohol Sales.

(a)                                 During the term of any Interim Management Agreement, all costs and expenses incurred in connection with the alcoholic beverage sales at the Restaurant shall be paid by and be the sole responsibility of Seller (the “Alcohol Costs”), and Seller shall be entitled to all proceeds and profits relating to the alcoholic beverage sales at the Restaurant (the “Alcohol Revenue”).  Except for Alcohol Costs, all costs and expenses incurred in connection with the operations of the Restaurant (including, without limitation, all wages and benefits paid to all persons engaged in the Management Agreement Site operations) shall be paid by and be the sole responsibility of Buyer, and except for Alcohol Revenue, Buyer shall be entitled to all proceeds and profits of all sales at the Restaurant.

(b)                                 On Tuesday of each week, Buyer shall pay to Seller an amount equal to all Alcohol Revenue less the sum of all Weekly Management Fees paid by Buyer to Seller pursuant to the Interim Management Agreement.

Section 2.04                            Prorations.  Subject to Section 1.04, the following items shall be prorated and paid within forty-five (45) days after the Closing Date, with Seller to be responsible for the same until the Closing Date and Buyer to be responsible for the same from and after the Closing Date:

(a)                                 All real estate taxes and assessments on the Purchased Assets for the calendar year of Closing based on the method of payment under the Leases;

(b)                                 all personal property and other taxes;

(c)                                  all common area maintenance expenses;

(d)                                 all rental payments for the Lease and the Purchased Assets; and

(e)                                  water, electric, oil, gas, telephone, security system and other utility charges related to the Purchased Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Geovannie Concepcion, with no duty of inquiry.

Section 3.01                            Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02                            No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; or (c) result in the creation or imposition of any Encumbrance on the Purchased Assets.  No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, it being understood that consents from landlords are required to effect the Assignment and Assumption of Lease, which consent must be obtained by Buyer.

Section 3.03                            Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04                            Contracts. Section 3.04 of the Disclosure Schedules includes each contract affecting or otherwise encumbering the Purchased Assets (the “Contracts”), which Contracts have been delivered to Buyer and are complete, true and correct copies thereof.

Section 3.05                            Permits. Section 3.05 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets.

Section 3.06                            Leases.  Section 3.06 of the Disclosure Schedules lists all leases in effect with respect to the Purchased Assets (the “Leases”), which Leases have been delivered to Buyer and are complete, true and correct copies thereof, subject to no Encumbrances.  Neither Seller nor any landlord thereunder is in default under any of the Leases.

Section 3.07                            Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.08                            Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.09                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.10                            Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS, SELLER IS SELLING AND BUYER IS BUYING THE PURCHASED ASSETS ON AN AS-IS, WHERE-IS BASIS WITH ALL FAULTS.  SELLER EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES AND ACCEPTS THAT SELLER HAS DISCLAIMED MAKING, ANY REPRESENTATIONS, WARRANTIES OR ASSURANCES (OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT), EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, OR ARISING BY OPERATION OF LAW, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS OR WARRANTIES AS TO PHYSICAL CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01                            Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02                            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03                            Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05                            Cash on Hand.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06                            Solvency.  Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.07                            Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.08                            Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth herein; and (b) neither Seller nor any other person or entity has made any representation or warranty as to Seller, the Purchased Assets, or this Agreement, except as expressly set forth in this Agreement.

ARTICLE V
COVENANTS

Section 5.01                            Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02                            Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03                            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.04                            Employees.  As of the Closing Date, Seller shall terminate the employment of all employees employed by Seller who work exclusively at the Restaurant (“Employees”).  The Buyer shall make all reasonable efforts to rehire most, if not all, of the Employees.

Section 5.05                            [  Third Party Licenses.  The Buyer shall use its best efforts to obtain all governmental orders, consents, approvals, licenses, or other governmental authorizations required to operate the Restaurant, including new liquor licenses, after the Closing.  Notwithstanding the foregoing, in the event the Buyer is unable to obtain a liquor license on or by the Closing Date for the Restaurant, the Buyer and the Seller shall negotiate in good faith to enter into one or more interim management agreements in customary form in order to allow the Closing to occur and allow the Buyer to continue liquor sales at the applicable until such time as the liquor license is obtained by Buyer, but in no event for a period longer than six (6) months following the Closing Date (each an “Interim Management Agreement”).

Section 5.06                            Franchise Agreement; Further Assurances. As and when requested by Franchisor, Buyer shall enter into a Franchise Agreement with Famous Dave’s for the continued operation of the Restaurant pursuant to the terms thereof.  Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI
INDEMNIFICATION

Section 6.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. The covenants contained in this Agreement shall survive the Closing Date for the period contemplated by its terms.

Section 6.02                            Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (“Losses”) incurred or sustained by, or imposed upon, Buyer after the Closing based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and

(c)                                  any Excluded Asset or Excluded Liability.

Section 6.03                            Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify Seller and its Affiliates, and each of their respective past and present officers, directors, shareholders, agents, and representatives (the “Seller Indemnified Parties”), against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party after the Closing based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)                                  any Assumed Liabilities.

Section 6.04                            Certain Limitations. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party.”  “Affiliate” of a person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. The indemnification provided for in Section 6.02(a) and Section 6.03(a) shall be subject to the following limitations:

(a)                                 The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a) exceeds $35,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $10,000 (which Losses shall not be counted toward the Deductible).

(b)                                 The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a)or Section 6.03(a), as the case may be, shall not exceed 7% of the Purchase Price.

(c)                                  Payments by an Indemnifying Party pursuant to Section 6.02(a) or Section 6.03(a) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)                                 Payments by an Indemnifying Party pursuant to Section 6.02(a) or Section 6.03(a) in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)                                  In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)                                   Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)                                  Seller shall not be liable under this ARTICLE VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 6.05                            Indemnification Procedures.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any person or entity who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06                            Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.07                            Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.08                            Exclusive Remedies. Subject to Section 7.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.08 shall limit any person’s or entity’s right to seek and obtain any equitable relief to which any person or entity shall be entitled pursuant to Section 7.13.

ARTICLE VII
MISCELLANEOUS

Section 7.01                            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02                            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	FAMOUS DAVE’S RIBS OF MARYLAND, INC. FAMOUS DAVE’S RIBS, INC. 12701 Whitewater Drive Suite 190 Minnetonka, MN 55343 Facsimile: 952-294-1301 Attention: Chief Executive Officer

with a copy to:	GRAY PLANT MOOTY 500 IDS Center 80 S. 8th Street Minneapolis, MN 55402 ATTN: Ryan R. Palmer Facsimile: 612-632-4013

If to Buyer:	CAPITAL BLUE RIBBON RESTAURANTS LLC

COMMONWEALTH BLUE RIBBON RESTAURANTS LLC

8451 Boulder Court, Suite 250

Walled Lake, MI 48390

Facsimile: 248-366-3186
Attention: Michael Devlin

with a copy to:	Aidenbaum Schloff and Bloom PLLC 6960 Orchard Lake Road, Suite 250 West Bloomfield, Michigan 48322 Facsimile: 248-865-6505 Attention: Jill S. Schloff

Section 7.03                            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04                            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05                            Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06                            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07                            No Third-party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08                            Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09                            Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10                            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction).

Section 7.11                            Submission to Jurisdiction.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MINNESOTA IN EACH CASE LOCATED IN THE CITY OF MINNEAPOLIS AND COUNTY OF HENNEPIN, AND

EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.12                            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.12.

Section 7.13                            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14                            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.15                            Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 7.16                            Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FAMOUS DAVE’S RIBS OF MARYLAND, INC.

By	/s/ Dexter Newman
Name: Dexter Newman
Title: Chief Financial Officer

CAPITAL BLUE RIBBON RESTAURANTS LLC

By	/s/ Elliott Baum
Name:	Elliott J. Baum
Title:	Manager

DISCLOSURE SCHEDULES TO

ASSET PURCHASE AGREEMENT

Schedules

1.01	Purchased Assets

1.02	Excluded Assets

3.04	Contracts

Exhibits

A.	Line of Credit Agreement

[Attached below is a letter agreement setting forth the calculation of the purchase price.]

[Famous Dave’s Letterhead]

November 1, 2017

CAPITAL BLUE RIBBON RESTAURANTS LLC

8451 Boulder Court, Suite 250

Walled Lake, MI 48390

Facsimile:  248-366-3186

Attention:  Michael Devlin

Re: Frederick, MD Restaurant

Dear Mr. Devlin,

Reference is made to that certain Asset Purchase Agreement dated November 1, 2017 (the “Asset Purchase Agreement”), by and between Famous Dave’s Ribs of Maryland, Inc. (“Seller”) and Capital Blue Ribbon Restaurants, LLC (“Buyer”) for, among other things, the purchase of the assets constituting a Famous Dave’s® restaurant located in Frederick Maryland, as more particularly described therein.  Capitalized terms used but not defined herein shall have the meanings given to them in the Asset Purchase Agreement.

In addition to the Purchase Price described in the Agreement, the Buyer agrees to pay Seller an amount equal to 50% of that portion of Buyer’s EBITDA attributable to the Restaurant that exceeds $25,000 in any 12-month period and $37,500 in any 18-month period.  For the purposes of calculating the Purchase Price hereunder, “EBITDA” for any period, with respect to the Buyer means Net Income for such period plus, without duplication and to the extent deducted in calculating Net Income for such period, the sum of (a) Interest Expense for such period, (b) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such period, (c) the amount of depreciation and amortization expense deducted in determining Net Income, (d) any extraordinary, unusual, or non-recurring items reducing Net Income for such period, and (e) any non-cash items reducing Net Income for such period, minus (i) any extraordinary, unusual, or non-recurring items increasing Net Income for such period and (ii) any non-cash items increasing Net Income for such period “Net Income” for any period, means the net income (or loss) of the Buyer attributable to the Restaurant, determined in accordance with GAAP.  “Interest Expense” for any period, with respect to Buyer, means such portion of Buyer’s total interest expense attributable to the Restaurant (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) premium payments, debt discount, fees, charges and related expenses with respect to all outstanding debt of Buyer.

If the Restaurant fails to achieve EBITDA of $25,000 in the 12-month period beginning on November 1, 2017 or EBITDA of $37,500 (each, an “EBITDA Target”) in the 18-month period beginning on November

1, 2017, Seller agrees to pay Buyer an amount equal to the difference between the applicable EBITDA Target and the actual EBITDA for such period.

In addition, the parties agree to split equally all Occupancy Costs for the Restaurant during the period beginning on November 1, 2017 and ending on the earlier of (i) Restaurant Closure Date, and (ii) the termination or expiration of the Lease.  For the purposes of this letter “Occupancy Costs” mean the rent, fees, charges, taxes, and other amounts payable to the landlord or another third party pursuant to the Lease.

Please return a counter-signed copy of this letter to indicate your agreement.

FAMOUS DAVE’S RIBS OF MARYLAND, INC.

By	/s/ Dexter Newman
Name:	Dexter Newman
Its:	Chief Financial Officer

Agreed and accepted:

CAPITAL BLUE RIBBON RESTAURANTS LLC

By	/s/ Elliott Baum
Name:	Elliott J. Baum
Its:	Manager